Exhibit 21.1

List of Subsidiaries

The list of the Company’s subsidiaries and affiliated entities as of June 30, 2021 is as follows:

Subsidiaries	Place of Incorporation	Ownership Percentage
Beijing Tenet Jove Technological Development Co., Ltd.	Beijing, China	100%
Tianjin Tenet Huatai Technological Development Co., Ltd.	Tianjin, China	90%
Xinjiang Tianyi Taihe Agricultural Science & Technology Co., Ltd.	Xinjiang, China	100%

Affiliated Entities
Shineco Zhisheng (Beijing) Bio-Technology Co.	Beijing, China	VIE
Yantai Zhisheng International Freight Forwarding Co., Ltd.,	Yantai, China	VIE
Yantai Zhisheng International Trade Co., Ltd.	Yantai, China	VIE
Qingdao Zhihesheng Agricultural Produce Services Co., Ltd.	Qingdao, China	VIE
Ankang Longevity Pharmaceutical (Group) Co., Ltd.	Ankang, China	VIE
Ankang Longevity Pharmaceutical (Group) Traditional Chinese Medicine Decoction Pieces Co., Ltd.	Ankang, China	VIE
Ankang Longevity Pharmaceutical Group Chain Co., Ltd.	Ankang, China	VIE
Ankang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd.	Ankang, China	VIE
Shaanxi Pharmaceuticals Holding Group Co., Ltd.	Shaanxi, China	VIE
Shaanxi Pharmacy Holding Group Xi’an Pharmaceutical Co.,Ltd.	Shaanxi, China	VIE
Shaanxi Pharmacy Holding Group Ankang Longevity Pharmaceutical Co.,Ltd.	Shaanxi, China	VIE
Shaanxi Pharmacy Sunsimiao Drugstores Chain Co., Ltd.	Shaanxi, China	VIE
Shaanxi Pharmacy Sunsimiao Drugstores Ankang Chain Co., Ltd.	Shaanxi, China	VIE